EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT


1.  Com. & Fin. Services Co.

2.  Guild Loan & Investment Company

3.  Old Stone Consumer Finance Co.

4.  Old Stone Real Estate Services, Inc.

5.  Old Stone Securities Company